Exhibit 99.1

                   EQUITY INNS ANNOUNCES FIRST QUARTER RESULTS

                       ************Highlights************
                     -Revenue Increases 30% to $94 Million-
                 -AFFO Increases 36% to $0.34 Per Diluted Share-
                            -RevPAR Increases 10.2%-
           -Gross Operating Profit Margin Increases 260 Basis Points-
                -Raises Full Year 2006 RevPAR and AFFO Guidance -


GERMANTOWN, Tenn., May 4, 2006 -- Equity Inns, Inc. (NYSE: ENN), the third largest hotel real estate investment trust (REIT), today announced its results for the first quarter 2006.

Equity Inns reported a 36% increase in adjusted funds from operations (AFFO) per diluted share to $0.34 for the first quarter 2006 from $0.25 per diluted share in the same period one year ago. Adjusted EBITDA rose 36% to $31.3 million from $23.0 million in first quarter 2005. Net loss applicable to common shareholders for the first quarter 2006 was ($3.3) million, or ($0.06) per diluted share, as compared to net income of $1.8 million, or $0.03 per diluted share in the prior year period. The Company's calculation of AFFO this quarter excludes non-cash impairment charges of $8.9 million related to the write-down of four hotels (with an average age approaching 25 years) to estimated net realizable value. These hotels may be sold in the near future.

Howard A. Silver, President and Chief Executive Officer, stated, "Our strong performance during the quarter, relative to the first quarter 2005 and our previous expectations, was attributable to the solid demand in our markets for the upscale and midscale without food and beverage segments. In addition, we continue to benefit from the vitality of the brands with which we are affiliated, our geographic diversity and the acquisition of well-positioned hotels. Furthermore, approximately 80% of our RevPAR improvement was derived from increased average daily rate (ADR), which translated into better operating margins."

Financial Highlights for the First Quarter 2006:

Total hotel revenue increased 30% to $94.1 million for the first quarter 2006 as compared to the first quarter 2005. The Company's all comparable RevPAR growth of 10.2% was driven by an 8.1% increase in ADR to $98.09 and a 130 basis point gain in occupancy to 70.4%. RevPAR increased 11.3% in January, 10.1% in February and 9.8% in March, as compared to the same periods in 2005. The Company's $5.6 million year-over-year improvement in AFFO for the first quarter 2006 was primarily comprised of $3.2 million from same-store operating income and AFFO of $3.5 million from acquired hotels, offset partially by $1.1 million in net increased costs.

The Company's gross operating profit margin (GOP margin) increased 260 basis points to 44.9% in the first quarter 2006 as compared to the first quarter 2005, primarily due to the Company's growth in RevPAR through increased ADR. Same-store GOP margin increased 160 basis points on a year-over-year basis to 43.6%.

Other First Quarter 2006 Highlights:

o During the quarter, the Company closed on the acquisition of four of the five hotels from the McKibbon Hotel Group for an aggregate of $39.4 million, previously announced in December 2005. These Marriott acquisitions included three hotels located in Florida, and a hotel located in Savannah, Georgia. The four hotels were part of the previously announced five hotels that are being acquired at an average capitalization rate of approximately 9.7% on a trailing twelve-month net operating income basis.

o In February 2006, Equity Inns sold 2.4 million shares of 8.00% Series C Cumulative Preferred Stock for gross proceeds of $60.0 million.

o In March 2006, the Company sold an 18-year old Hampton Inn in Atlanta (Northlake), Georgia for approximately $5.1 million.

Subsequent Events:

o In April 2006, Equity Inns finalized the purchase of the remaining hotel previously announced in December 2005. The Company completed the purchase of the Residence Inn in Mobile, Alabama.

o In April 2006, the Company sold a 122-room exterior corridor Hampton Inn in Chapel Hill, North Carolina for approximately $5.3 million.

o In May 2006, the Company sold a Hampton Inn in Scottsdale, Arizona for approximately $12.2 million at a gain of approximately $4.4 million.

Capital Structure:

At March 31, 2006, Equity Inns had $542.6 million of long-term debt outstanding, which included $30.0 million drawn under its $125.0 million line of credit. The weighted average interest rate of the Company's debt was 6.8% as compared to 7.0% for the same quarter one year ago. The total debt represented 41% of the historical cost of the Company's hotels and represented 34% of the Company's total enterprise value at the end of the first quarter 2006. Equity Inns' leverage ratio was 4.4 times at the end of the first quarter, which is a five-year low for the Company. Fixed rate debt, including variable rate debt hedged by interest rate swaps, amounted to approximately 98% of total debt. At March 31, 2006, the Company's outstanding common stock and partnership units were a combined 55.6 million.

Dividend:

During the first quarter 2006, the Company declared a common stock dividend of $0.19 per share, an increase of 27% as compared to the first quarter 2005. The Company has increased its common stock dividend three times for a total of 46% since the first quarter of 2004. The Company's trailing twelve months' cash available for distribution (CAD) payout ratio was 64%.

Mr. Silver concluded, "Our long-term strategy that combines driving internal growth through the emphasis of increased ADR and external growth through the acquisition of hotels with premium brands, such as Marriott and Hilton, will continue to drive our operating results. Based upon our expectations and our historically low dividend payout ratio, we believe the Company is well-positioned to continue to deliver solid returns to our shareholders."

Update on 2006 Guidance:

In February 2006, the Company provided initial earnings guidance for 2006 of a RevPAR increase of 3% to 6%, Adjusted EBITDA of $122.0 million to $127.0 million, and AFFO of $1.20 to $1.30 per diluted share. Based upon the Company's expectations for continued improvement of the U.S. economy, moderate supply growth, further improvement in the upscale and mid-scale lodging sectors, recent acquisitions and divestitures, additional planned expense increases, and given the results of the first quarter 2006, Equity Inns is raising RevPAR, Adjusted EBITDA and AFFO guidance as follows:

o RevPAR for 2006 is now expected to range from 6% to 8%, with the majority of the increase coming in rate. The second quarter will range from 5% to 6% (due to the timing of the Easter holiday), the third quarter will be in the range of 6.0% to 8.5%, and the fourth quarter will range from 2% to 6% due to the difficult comparisons related to the positive 2005 hurricane impact

o Adjusted EBITDA now is expected to range from $126.2 million to $130.5 million

o    AFFO should be in the range of $1.28 to $1.35 per diluted share

o Net income applicable to common shareholders should be in the range of $0.17 to $0.24 per diluted share

Equity Inns now expects that its remaining 2006 results will contribute to full year AFFO as follows: second quarter- 27%, third quarter- 29% and fourth quarter- 19%. Additionally, the Company continues to expect 2006 capital expenditures to be in the range of $35.0 million to $40.0 million.

Conference Call:

Equity Inns will hold a conference call and webcast to discuss the Company's first quarter results after the market close on May 4, 2006, at 4:30 p.m. (Eastern Time). Interested investors and other parties may listen to the conference call by dialing 877-704-5391 or 913-312-1301 for international participants and confirmation code 4810736. A simultaneous webcast of the conference call may be accessed by logging onto the Company's website at http://www.equityinns.com/ and selecting the microphone icon.

A replay of the conference call will be available on the Internet at www.streetevents.com and the Company's website, http://www.equityinns.com for seven days following the call. A recording of the call will also be available by telephone May 4, 2006 through May 11, 2006 by dialing 888-203-1112 or 719-457-0820 for international participants. The pass code is 4810736.

Forward Looking Statements

Certain matters discussed in this press release which are not historical facts are "forward-looking statements" within the meaning of the federal securities laws and involve risks and uncertainties. The words "may," "plan," "project," "anticipate," "believe," "estimate," "forecast, "expect," "intend," "will," and similar terms are intended to identify forward-looking statements, which include, without limitation, statements concerning our outlook for the hotel industry, acquisition and disposition plans for our hotels and assumptions and forecasts of future results for fiscal year 2006. Forward-looking statements are not guarantees of future performance and involve numerous risks and uncertainties which may cause our actual financial condition, results of operations and performance to be materially different from the results of expectations expressed or implied by such statements. General economic conditions, future acts of terrorism or war, risks associated with the hotel and hospitality business, the availability of capital, risks associated with our debt financing, hotel operating risks and numerous other factors, may affect our future results and performance and achievements. These risks and uncertainties are described in greater detail in our 2005 Annual Report on Form 10-K filed on March 15, 2006, and our other periodic filings with the United States Securities and Exchange Commission (SEC). We undertake no obligation and do not intend to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. Although we believe our current expectations to be based upon reasonable assumptions, we can give no assurance that our expectations will be attained or that actual results will not differ materially.

Notes to Financial Information

The Company operates as a self-managed and self-administered real estate investment trust, or REIT. Readers are encouraged to find further detail regarding Equity Inns' organizational structure in its annual report on Form 10-K for the year ended December 31, 2005 as filed with the SEC.

Non-GAAP Financial Measures

Included in this press release are certain "non-GAAP financial measures," which are measures of the Company's historical or future financial performance that are different from measures calculated and presented in accordance with generally accepted accounting principles, or GAAP, within the meaning of applicable SEC rules. These include: (i) Gross Operating Profit Margin, (ii) Funds From Operations, (iii) Adjusted Funds From Operations, (iv) Adjusted EBITDA, (v) Cash Available for Distribution (CAD), (vi) CAD Payout Ratio, (vii) Capitalization Rate (viii) Leverage Ratio, (ix) Total Shareholder Return and (x) Hotel Operating Statistics. The following discussion defines these terms, which the Company believes can be useful measures of its performance.

Gross Operating Profit Margin

The Company uses a measure common in the hotel industry to evaluate its operating results. Gross operating profit margin (GOP margin) is defined as hotel revenues minus hotel operating costs before property taxes, insurance and management fees, divided by hotel revenues.

Funds from Operations

The National Association of Real Estate Investment Trusts, or NAREIT, defines funds from operations, or FFO, as net income (loss) applicable to common shareholders, excluding gains (or losses) from sales of real estate, the cumulative effect of changes in accounting principles, real estate-related depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. FFO does not include the cost of capital improvements or any related capitalized interest. Equity Inns uses FFO per diluted share as a measure of performance to adjust for certain non-cash expenses such as depreciation and amortization because historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time.

Because real estate values have historically risen or fallen with market conditions, many industry investors have considered presentation of operating results for real estate companies that use historical cost accounting to be less informative. NAREIT adopted the definition of FFO in order to promote an industry-wide standard measure of REIT operating performance. Accordingly, as a member of NAREIT, Equity Inns adopted FFO as a measure to evaluate performance and facilitate comparisons between the Company and other REITs, although FFO and FFO per diluted share may not be comparable to those measures or similarly titled measures as reported by other companies. Additionally, FFO is used by management in the annual budget process.

Adjusted Funds From Operations

Equity Inns further adjusts FFO for losses on impairment of hotels, prepayment penalties on extinguishment of debt and other non-cash or unusual items. We refer to this as adjusted funds from operations, or AFFO. The Company's computation of AFFO and AFFO per diluted share is not comparable to the NAREIT definition of FFO or to similar measures reported by other REITs, but the Company believes it is an appropriate measure for this Company. The Company uses AFFO because it believes that this measure provides investors a useful indicator of the operating performance of the Company's hotels by adjusting for the effects of certain non-cash or non-recurring items arising from the Company's financing activities, impairment charges on hotels held for sale and other areas. In addition to being used by management in the annual budget process, AFFO per diluted share is also used by the Compensation Committee of the Board of Directors as one of the criteria for performance-based executive compensation.

Adjusted EBITDA

Earnings before Interest Expense, Income Taxes, Depreciation and Amortization, or EBITDA, is a commonly used measure of performance in many industries, which the Company believes provides useful information to investors regarding its results of operations. EBITDA helps Equity Inns and its investors evaluate the ongoing operating performance of its properties and facilitates comparisons with other lodging REITs, hotel owners who are not REITs, and other capital-intensive companies. The Company uses EBITDA to provide a baseline when evaluating hotel results.

The Company also uses EBITDA as one measure in determining the value of acquisitions and dispositions and, like FFO and AFFO, it is also used by management in the annual budget process.

The Company further adjusts EBITDA to exclude preferred stock dividends, income or losses from discontinued operations, minority interests and losses on impairment of hotels because it believes that including such items in EBITDA is not consistent with reflecting the ongoing operating performance of the remaining assets.

The Company has historically adjusted EBITDA when evaluating its performance because management believes that the exclusion of certain non-cash and non-recurring items described above assists the Company in measuring the performance of its hotels and reflects the ongoing value of the Company as a whole. Therefore, the Company modifies EBITDA and refers to this measure as Adjusted EBITDA.

Cash available for distribution (CAD) and CAD Payout Ratio

Cash available for distribution (CAD) is defined as AFFO, adjusted for certain non-cash amortization and an allowance for recurring capital expenditures equal to four percent of hotel room revenue from continuing operations. The Company computes the CAD Payout Ratio by dividing common dividends per share and unit paid over the last twelve months by trailing twelve-month CAD per share for the same period. The Company believes the CAD Payout Ratio also helps improve equity holders' ability to understand the Company's ability to make distributions to its shareholders.

Capitalization Rate

The Company uses a measure common in the hotel industry to discuss its underwriting of acquired or disposed hotel assets. Capitalization rate, for this discussion, is defined as the percentage derived by dividing the net operating income of the hotel asset(s), less a management fee and an allowance for recurring capital expenditures, by the purchase price paid or received for the hotel asset(s).

Leverage Ratio

The Company uses a measure common in the hotel industry to evaluate its financial leverage. Leverage ratio is defined as the Company's long-term debt divided by EBITDA as defined in the financial covenants of its Line of Credit.

Total Shareholder Return

The Company uses a measure common in the hotel industry to discuss its return to common shareholders. Total shareholder return is defined as reinvested stock dividend income plus the percentage of stock price appreciation or minus the percentage of stock price reduction over the respective period. Total shareholder return is also used by the Compensation Committee of the Board of Directors as one of the criteria for performance-based executive compensation.

Hotel Operating Statistics

The Company uses a measure common in the hotel industry to evaluate the operations of its hotel room revenue per available room, or RevPAR. RevPAR is the product of the average daily rate, or ADR, charged and the average daily occupancy achieved. RevPAR does not include food and beverage or other ancillary revenues such as parking, telephone, or other guest services generated by the property. Similar to the reporting periods for the Company's statement of operations, hotel operating statistics (i.e., RevPAR, ADR and average occupancy) are reported based on a quarter end. This facilitates year-to-year comparisons of hotel results, as each reporting period will be comprised of the same number of days of operations as in the prior year.

GOP Margin, FFO, AFFO, FFO per share, AFFO per share, Adjusted EBITDA, CAD, CAD Payout Ratio, Capitalization Rate, Leverage Ratio, Total Shareholder Return and Hotel Operating Statistics presented, may not be comparable to the same or similarly titled measures calculated by other companies and may not be helpful to investors when comparing Equity Inns to other companies. This information should not be considered as an alternative to net income, income from operations, cash from operations, or any other operating performance measure prescribed by GAAP. Cash expenditures for various long-term assets (such as renewal and replacement capital expenditures), interest expense (for Adjusted EBITDA purposes) and other items have been and will be incurred and are not reflected in the Adjusted EBITDA, FFO and AFFO per share presentations. Equity Inns' statement of operations and cash flows include disclosure of its interest expense, capital expenditures, and other excluded items, all of which should be considered when evaluating the Company's performance, as well as the usefulness of its non-GAAP financial measures. Additionally, FFO, AFFO, FFO per share, AFFO per share, Adjusted EBITDA and CAD should not be considered as a measure of the Company's liquidity or indicative of funds available to fund its cash needs, including the Company's ability to make cash distributions. In addition, FFO per share, AFFO per share and CAD do not measure, and should not be used as measures of, amounts that accrue directly to shareholders' benefit.

About Equity Inns

Equity Inns, Inc. is a self-advised REIT that focuses on the upscale extended stay, all-suite and midscale limited-service segments of the hotel industry. The Company, which ranks as the third largest hotel REIT based on number of hotels, currently owns 125 hotels with 14,845 rooms located in 36 states. For more information about Equity Inns, visit the Company's Web site at www.equityinns.com.

CONTACT:  Equity Inns, Inc.
          Howard Silver
          Mitch Collins, 901-754-7774
                    Or
          Integrated Corporate Relations, Inc.
          Brad Cohen, 203 682-8211

                                EQUITY INNS, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                        (in thousands, except share data)



                                                                             March 31,              December 31,
                                                                               2006                     2005
                                                                            ----------              ------------
                                                                           (unaudited)
ASSETS
Investment in hotel properties, net                                           $992,922                $978,233
Assets held for sale                                                            12,555                       -
Cash and cash equivalents                                                        8,919                   6,556
Accounts receivable, net of doubtful accounts
    of $200 and $175, respectively                                               8,838                   8,960
Interest rate swaps                                                                949                     877
Note receivable                                                                  1,676                   1,688
Deferred expenses, net                                                          11,791                  11,927
Deposits and other assets, net                                                  20,222                  17,595
                                                                            ----------              ----------

       Total Assets                                                         $1,057,872              $1,025,836
                                                                            ==========              ==========

LIABILITIES AND SHAREHOLDERS' EQUITY
Long-term debt                                                                $542,623               $557,475
Accounts payable and accrued expenses                                           38,753                  39,204
Distributions payable                                                           12,411                  10,674
Interest rate swaps                                                                  -                       -
Minority interests in Partnership                                                6,853                   8,363
                                                                              --------               ---------

       Total Liabilities                                                       600,640                 615,716
                                                                              --------               ---------

Commitments and Contingencies

Shareholders' Equity:

Preferred Stock, $.01 par value, 10,000,000 shares authorized
  Series B, 8.75%, $.01 par value, 3,450,000 and 3,450,000
      shares issued and outstanding                                             83,524                  83,524
  Series C, 8.00%, $.01 par value, 2,400,000 and 0 shares
      issued and outstanding                                                    57,920                       -
Common stock, $.01 par value, 100,000,000
  shares authorized, 55,177,450 and 54,749,308
  shares issued and outstanding                                                    552                     547
Additional paid-in capital                                                     578,565                 573,473
Treasury stock, at cost, 747,600 shares                                         (5,173)                 (5,173)
Unearned directors' and officers' compensation                                  (5,149)                 (2,815)
Distributions in excess of net earnings                                       (253,956)               (240,313)
Unrealized gain (loss) on interest rate swaps                                      949                     877
                                                                            ----------              ----------

       Total Shareholders' Equity                                              457,232                 410,120
                                                                            ----------              ----------

       Total Liabilities and Shareholders' Equity                           $1,057,872              $1,025,836
                                                                            ==========              ==========

                                EQUITY INNS, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (in thousands, except per share data)
                                   (unaudited)


                                                                          For the Three Months Ended
                                                                                  March 31,
                                                                         ---------------------------
                                                                           2006               2005
                                                                         -------            -------
Revenue:
   Room revenue                                                          $90,533            $69,293
   Other hotel revenue                                                     3,533              3,062
                                                                         -------            -------
Total revenue                                                             94,066             72,355

Operating expenses:
   Direct hotel expenses                                                  51,259             39,736
   Other hotel expenses                                                    2,700              2,359
   Depreciation                                                           12,984             11,032
   Property taxes, rental expense and insurance                            5,827              5,195
   General and administrative expenses:
     Non-cash stock-based compensation                                     1,002                435
     Other general and administrative expenses                             3,012              2,125
   Loss on impairment of hotels                                            8,900                  -
                                                                         -------            -------
Total operating expenses                                                  85,684             60,882
                                                                         -------            -------

Operating income                                                           8,382             11,473

Interest expense, net                                                      9,962              8,102
                                                                         -------            -------

Income (loss) from continuing operations before
   minority interests and income taxes                                    (1,580)             3,371
   Minority interests income (expense)                                        58                (49)
   Deferred income tax benefit (expense)                                       -                  -
                                                                         -------            -------

Income (loss) from continuing operations                                  (1,522)             3,322

Discontinued operations:
   Gain (loss) on sale of hotel properties                                   (17)                 -
   Loss on impairment of hotels held for sale                                  -                  -
   Income (loss) from operations of
       discontinued operations                                               710                331
                                                                         -------            -------
Income (loss) from discontinued operations                                   693                331
                                                                         -------            -------

Net income (loss)                                                           (829)             3,653

Preferred stock dividends                                                 (2,473)            (1,887)
                                                                         -------            -------

Net income (loss) applicable to common shareholders                      $(3,302)           $ 1,766
                                                                         =======            =======

Net income (loss) per share data: Basic and diluted
  income (loss) per share:
    Continuing operations                                                $ (0.07)           $  0.03
    Discontinued operations                                                 0.01               0.00
                                                                         -------            -------

Net income (loss) per common share                                       $ (0.06)           $  0.03
                                                                         =======            =======

Weighted average number of common shares
    outstanding, basic and diluted                                        54,309             52,070
                                                                         =======            =======

                                EQUITY INNS, INC.
          RECONCILIATION OF NET INCOME (LOSS) TO FUNDS FROM OPERATIONS,
       ADJUSTED FUNDS FROM OPERATIONS AND CASH AVAILABLE FOR DISTRIBUTION
                                   (unaudited)

The following is a reconciliation of net income (loss) to FFO and AFFO, both applicable to common shareholders, and cash available for distribution and illustrates the difference in these measures of operating performance (in thousands, except per share and unit data):



                                                                 For the Three Months Ended
                                                                          March 31,
                                                                 --------------------------
                                                                   2006               2005
                                                                 --------           -------
Net income (loss) applicable to common shareholders              $(3,302)           $ 1,766

Add (subtract):
     (Gain) loss on sale of hotel properties                          17                  -
     Minority interests (income) expense                             (58)                49
     Depreciation                                                 12,984             11,032
     Depreciation from discontinued operations                       229                368
                                                                 -------            -------

Funds From Operations (FFO)                                        9,870             13,215

   Loss on impairment of hotels                                    8,900                  -
   Other                                                               -                  -
                                                                 -------            -------

Adjusted Funds From Operations (AFFO)                             18,770             13,215

Add:
   Amortization of debt issuance costs                               466                464
   Amortization of deferred expenses and
     stock-based compensation                                      1,043                469

Capital reserves                                                  (3,764)            (2,894)
                                                                 -------            -------

Cash Available for Distribution                                  $16,515            $11,254
                                                                 =======            =======

Weighted average number of diluted common
   shares and Partnership units outstanding                       55,554             53,503
                                                                 =======            =======

FFO per Share and Unit                                           $  0.18            $  0.25
                                                                 =======            =======

AFFO per Share and Unit                                          $  0.34            $  0.25
                                                                 =======            =======

Cash Available for Distribution per Share
   and Unit                                                      $  0.30            $  0.21
                                                                 =======            =======

                                EQUITY INNS, INC.
             RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA
                                   (unaudited)


The following is a reconciliation of net income (loss) applicable to common shareholders to Adjusted EBITDA and illustrates the difference in these measures of operating performance (in thousands):


                                                               For the Three Months Ended
                                                                       March 31,
                                                              ----------------------------
                                                                2006                2005
                                                              -------              -------
Net income (loss) applicable to common shareholders           $(3,302)             $ 1,766

Add (subtract):
   Preferred stock dividends                                    2,473                1,887
   (Income) loss from discontinued operations                    (693)                (331)
   Minority interests (income) expense                            (58)                  49
   Interest expense, net                                        9,962                8,102
   Loss on impairment of hotels                                 8,900                    -
   Depreciation                                                12,984               11,032
   Amortization of deferred expenses and
     stock-based compensation                                   1,043                  469
                                                              -------              -------

Adjusted EBITDA                                               $31,309              $22,974
                                                              =======              =======

                                EQUITY INNS, INC.
                          2006 FORECAST RECONCILIATION
                                   (unaudited)

The following is a reconciliation of the Company's 2006 forecast of net income
(loss) to FFO and AFFO, both applicable to common shareholders, and Adjusted EBITDA, and illustrates the difference in these measures of operating performance (in thousands, except per share and unit data):


                                                                    Three Months Ended                    Twelve Months Ended
                                                                      June 30, 2006                        December 31, 2006
                                                                -------------------------             ----------------------------
                                                                Low End          High End              Low End            High End
                                                                 Range            Range                 Range              Range
                                                                -------          --------             --------            --------
FFO AND AFFO RECONCILIATION:

Net income (loss) applicable to common shareholders             $ 5,400           $ 6,800             $  9,000            $ 12,850

Add (subtract):
     (Gain) loss on sale of hotel properties                          -                 -                    -                   -
     Minority interests (income) expense                            200               300                  600                 750
     Depreciation                                                13,100            13,100               52,500              52,500
                                                                -------           -------             --------            --------

Funds From Operations (FFO)                                      18,700            20,200               62,100              66,100

   Loss on impairment of hotels                                       -                 -                8,900               8,900
   Other                                                              -                 -                    -                   -
                                                                -------           -------             --------            --------

Adjusted Funds From Operations (AFFO)                           $18,700           $20,200             $ 71,000            $ 75,000
                                                                =======           =======             ========            ========

Weighted average number of diluted common
   shares and Partnership units outstanding                      55,570            55,570               55,570              55,570
                                                                =======           =======             ========            ========

FFO per Share and Unit                                          $  0.34           $  0.36             $   1.12            $   1.19
                                                                =======           =======             ========            ========

AFFO per Share and Unit                                         $  0.34           $  0.36             $   1.28            $   1.35
                                                                =======           =======             ========            ========


ADJUSTED EBITDA RECONCILIATION:

Net income (loss) applicable to common shareholders             $ 5,400           $ 6,800             $  9,000            $ 12,850

Add (subtract):
   Preferred stock dividends                                      3,100             3,100               11,850              11,850
   (Income) loss from discontinued operations                         -                 -                    -                   -
   Minority interests (income) expense                              200               300                  600                 750
   Interest expense, net                                          9,500             9,700               39,100              39,400
   Loss on impairment of hotels                                       -                 -                8,900               8,900
   Depreciation                                                  13,100            13,100               52,500              52,500
   Amortization of deferred expenses and
     stock-based compensation                                     1,200             1,200                4,200               4,200
                                                                -------           -------             --------            --------

Adjusted EBITDA                                                 $32,500           $34,200             $126,150            $130,450
                                                                =======           =======             ========            ========

                                Equity Inns, Inc.
                                Hotel Performance
               For the Three Months Ended March 31, 2006 and 2005
                               All Comparable (1)



                                                    RevPAR (2)                     Occupancy                          ADR
                                              ----------------------           -------------------             --------------------
                               # of                         Variance                      Variance                         Variance
                              Hotels           2006         to 2005            2006       to 2005               2006       to 2005
                              ------          ------       ---------           -----      --------             ------      ---------

Portfolio                       126           $69.06         10.2%             70.4%       1.3 pts.            $98.09         8.1%

Franchise
  AmeriSuites                    18           $58.60         15.5%             68.6%       3.5 pts.            $85.47         9.6%
  Comfort Inn                     2           $59.95         -9.5%             61.2%      -5.1 pts.            $98.00        -1.9%
  Courtyard                      13           $86.04          9.9%             80.9%       2.6 pts.           $106.42         6.3%
  Hampton Inn                    50           $62.72         14.2%             67.8%       2.7 pts.            $92.56         9.6%
  Hampton Inn & Suites            2          $123.94         18.5%             85.0%       3.3 pts.           $145.74        13.8%
  Hilton Garden Inn               2           $96.63          0.3%             67.7%      -7.3 pts.           $142.66        11.1%
  Holiday Inn                     4           $35.39          6.5%             52.2%      -3.5 pts.            $67.80        13.6%
  Homewood Suites                10           $86.60         10.0%             77.0%       2.3 pts.           $112.45         6.8%
  Residence Inn                  21           $76.26          1.0%             72.3%      -3.6 pts.           $105.46         5.9%
  SpringHill Suites               3           $74.03         11.9%             75.5%       3.0 pts.            $98.09         7.5%
  TownePlace Suites               1           $61.50          1.5%             88.6%      -1.5 pts.            $69.41         3.3%

Region
  East North Central             18           $54.78         17.0%             60.7%       3.4 pts.            $90.30        10.4%
  East South Central             18           $61.72         12.4%             72.2%       2.8 pts.            $85.53         8.1%
  Middle Atlantic                 6           $51.77        -11.6%             53.9%      -8.7 pts.            $96.00         2.7%
  Mountain                       10           $74.20          9.8%             73.7%      -0.5 pts.           $100.66        10.6%
  New England                     7           $53.63          6.8%             62.5%       3.1 pts.            $85.84         1.5%
  Pacific                         3           $88.44         18.3%             77.0%       7.9 pts.           $114.90         6.2%
  South Atlantic                 47           $82.83          7.4%             75.9%      -0.6 pts.           $109.06         8.4%
  West North Central              7           $58.09         13.3%             66.3%       3.5 pts.            $87.68         7.4%
  West South Central             10           $65.48         23.2%             74.7%       6.6 pts.            $87.71        12.3%

Type
  All Suite                      18           $58.60         15.5%             68.6%       3.5 pts.            $85.47         9.6%
  Extended Stay                  34           $80.87          4.9%             75.0%      -1.1 pts.           $107.87         6.5%
  Full Service                    5           $43.11         -0.9%             54.5%      -3.8 pts.            $79.14         6.1%
  Limited Service                69           $68.72         12.9%             70.2%       2.4 pts.            $97.91         9.0%



(1) All Comparable is defined as our system-wide gross lodging revenues for hotels that the Company owned at period end.

(2)    RevPAR is calculated by multiplying the Company's average daily rate
       (ADR) by occupancy.